Putnam High Income Securities Fund semiannual report as of
February 28, 2007

Results of January 11, 2007 shareholder meeting
(Unaudited)

The annual meeting of shareholders of the fund was held on January 11, 2007.

At the meeting, each of the nominees for Trustees was elected, as follows:

					Votes for		Votes withheld

Jameson A. Baxter			19,321,122		568,396
Charles B. Curtis			19,335,526		553,992
Myra R. Drucker				19,336,293		553,225
Charles E. Haldeman, Jr.		19,341,606		547,912
John A. Hill				19,325,305		564,213
Paul L. Joskow				19,339,494		550,024
Elizabeth T. Kennan			19,338,779		550,739
Kenneth R. Leibler			19,331,503		558,015
Robert E. Patterson			19,320,976		568,542
George Putnam, III			19,335,875		553,643
W. Thomas Stephens			19,338,651		550,867
Richard B. Worley			19,333,988		555,530

A proposal to convert your fund to an open end investment company was defeated as follows:

Votes for		Votes against		Abstentions 	Broker non votes
1,623,353		8,239,200		296,940		9,730,025


All tabulations are rounded to the nearest whole number.